December 16, 2008

For Immediate Release

Sport Supply Group Acquires Gold Medal Trade Name

Dallas, TX. Sport Supply Group, Inc. (NASDAQ: RBI) today announced it acquired the rights to the Gold Medal trademark from Brownell & Company, Incorporated. Terms were not disclosed. Gold Medal has been a leader in the production and distribution of specialized sports netting, protective netting, tennis nets and batting tunnel netting with the name dating back more than 100 years in the sporting goods industry.

Adam Blumenfeld, Chairman and CEO of Sport Supply Group stated: “The Gold Medal brand has been synonymous with world class sports netting for more than a century. We are proud to add the name to our stable of proprietary products and build upon its fine heritage. We intend to use the brand across multiple lines of business and sport categories with an emphasis on specialty sports netting and varsity sports netting. We look forward to enhancing the brand’s exposure through more than 3.0 million catalogs, 40 telesales agents, 200 direct salesmen on the road, approximately 15 web sites and more than 50 Platinum team distribution partners across the country. These multiple selling and distribution arms make SSG an ideal candidate for the introduction, revitalization, and proliferation of both new and existing brand named products to the team and institutional space.”

The Company expects to launch the new line during the first half of 2009.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Sport Supply Group’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Sport Supply Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Sport Supply Group’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Sport Supply Group is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Sport Supply Group, Inc., Dallas
Adam Blumenfeld, 972-243-0879